Exhibit 5.1

July 26, 2021

Fifth Wall Acquisition Corp. I

6060 Center Drive, 10th Floor

Los Angeles, California 90045

Ladies and Gentlemen:

We have acted as counsel to Fifth Wall Acquisition Corp. I, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 14, 2021, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Merger Agreement, dated April 21, 2021, as amended on July 23, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Einstein Merger Corp. I, a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) and SmartRent.com, Inc., a Delaware corporation (“SmartRent”). If the transactions contemplated by the Merger Agreement are completed, Merger Sub will merge with and into SmartRent, with SmartRent surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). Following the closing of the Business Combination, the Company intends to change its name to “SmartRent, Inc.”

Under the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination, SmartRent will cause each share of SmartRent preferred stock, par value $0.00001 per share (“SmartRent Preferred Stock”) issued and outstanding to be automatically converted into a number of shares of SmartRent common stock, par value $0.00001 per share (“SmartRent Common Stock”) in accordance with SmartRent’s charter (the “preferred stock conversion”). Among other things, at the effective time of the Business Combination, each share of SmartRent Common Stock issued and outstanding immediately prior to the closing of the Business Combination (including shares of SmartRent Common Stock issued in the preferred stock conversion prior to the closing of the Business Combination) will be cancelled and converted into the right to receive a pro rata portion of the aggregate merger consideration of 157,678,300 shares of the Company’s Class A common stock, par value $0.0001 per share, based on the number of shares of SmartRent capital stock outstanding before completion of the Business Combination on a fully diluted basis.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to 139,743,595 shares of the Company’s Class A common stock (the “Shares”) (which is the product of (a) the sum of (i) 2,626,878 shares of SmartRent Common Stock, (ii) 24,815,516 shares of SmartRent Preferred Stock and (iii) 1,166,621 shares of SmartRent Common Stock underlying outstanding SmartRent warrants to purchase SmartRent Common Stock, in each case outstanding as of the date hereof, and (b) an estimated Exchange Ratio (as defined in the Registration Statement) of 4.8846).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of:

(a)	the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

(c)	the form of proposed third amended and restated certificate of incorporation of SmartRent, Inc., to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form attached to the Registration Statement as Annex B and filed as Exhibit 3.4 to the Registration Statement;

Fifth Wall Acquisition Corp. I

July 26, 2021

(d)	the form of proposed amended and restated bylaws of SmartRent, Inc., to be adopted in connection with the Business Combination (the “Bylaws”), in the form attached to the Registration Statement as Annex C and filed as Exhibit 3.5 to the Registration Statement; and

(e)	such other documents, records, certificates of officers and other representatives of the Company and of public officials and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.         We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.          Prior to effecting the Business Combination and prior to the issuance of the Shares by the Company: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Act, (ii) the stockholders of the Company will have approved, among other things, the Business Combination; and (iii) all other necessary action will have been taken under the applicable laws of the State of Delaware to authorize and permit the Business Combination, and any and all consents, approvals and authorizations from applicable governmental and regulatory authorities required to authorize and permit the Business Combination will have been obtained.

C.          The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Fifth Wall Acquisition Corp. I

July 26, 2021

Sincerely,

/s/ GIBSON, DUNN & CRUTCHER LLP